CERTIFICATE OF AMENDMENT
                                    OF
                       CERTIFICATE OF INCORPORATION
                                    OF
                         MORRISON RESTAURANTS INC.



      Morrison Restaurants Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

      FIRST: That a meeting of the Board of Directors of the Corporation duly called and held, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

           RESOLVED, that Article IV of the Certificate of Incorporation be, and it hereby is, amended by deleting paragraph (a) thereof in its entirety and substituting the following in lieu thereof:

           (a) The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Million Two Hundred Fifty Thousand (100,250,000), divided into two classes as follows:

                 (1) One Hundred Million (100,000,000) shares of common stock, $.01 par value per share ("Common Stock"); and

                 (2) Two Hundred Fifty Thousand (250,000) shares of preferred stock, $.01 par value per share ("Preferred Stock").

      SECOND: That thereafter, pursuant to resolution of its Board of Directors, the Stockholders of the Corporation, at their annual meeting held on September 28, 1994, adopted the proposed amendment by voting the necessary number of shares as required by statute in favor of the amendment.

      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and this Certificate of Amendment shall be effective upon its filing date.

      IN WITNESS WHEREOF, MORRISON RESTAURANTS INC. has caused this certificate to be signed by its duly authorized officer, this 28th day of September, 1994.


                            MORRISON RESTAURANTS INC.



                            By:    /s/ Pfilip G. Hunt


                            Title:      Secretary and General Counsel



                       CERTIFICATE OF DESIGNATION
                                   OF
              SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                                   OF
                        MORRISON RESTAURANTS INC.

                     Pursuant to Section 151 of the
                   General Corporation Law of Delaware




      I, Samuel E. Beall, III, Chief Executive Office of Morrison Restaurants Inc., a corporation organized and existing under the General Corporation Law of Delaware (the "Corporation"), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, DO HEREBY
CERTIFY:

      That pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the Board of Directors, at a meeting duly called and held on October 1, 1992, adopted a resolution providing for the filing of a Certificate of Designation with the Secretary of the State of Delaware, which resolution is as follows:

      WHEREAS, Morrison Incorporated, a Florida corporation ("Morrison-Florida") entered into a certain Rights Agreement with AmSouth Bank, National Association, dated March 30, 1987 (the "Shareholder Rights Plan"); and

      WHEREAS, to fulfill its obligations under the Shareholder Rights Plan, Morrison-Florida authorized the creation of a series of the preferred stock of Morrison-Florida, no par value (the "Morrison-Florida Preferred Stock") to be designated Series A Junior Participating Preferred Stock ("Series A Preferred Stock"); and

      WHEREAS, Morrison-Florida filed a Certificate of Designation with the Secretary of the State of Florida on April 6, 1987, designating 30,000 shares of the Preferred Stock as Series A Preferred Stock; and

      WHEREAS, in order to change the Corporation's state of incorporation from Florida to Delaware, Morrison-Florida entered into an Agreement and Plan of Merger as of August 26, 1987 (the "Merger"); and

      WHEREAS, pursuant to Section 2.1(e) of the Merger, those Rights governed by the Shareholder Rights Plan to purchase shares of Preferred Stock from Morrison-Florida and to sell shares of Common Stock to Morrison-Florida, under certain circumstances and pursuant to the Shareholder Rights Plan, were, by virtue of the Merger and without further action on the part of the holder of any Right or any other person, converted into and exchanged for Rights to purchase shares of the Corporation's preferred stock, $.01 par value, (the "Preferred Stock") from the Corporation and to sell shares of the Corporation's Common Stock to the Corporation or other parties, at the same price per share, and pursuant to, and subject to the conditions set forth in, the Shareholder Rights Plan in effect as of the effective date of the Merger; and

      WHEREAS, the Corporation has not yet filed a Certificate of Designation to designate the Series A Preferred Stock in the State of Delaware; and

      WHEREAS, the Corporation has issued additional shares of the Common Stock pursuant to the payment of a stock dividend, thereby issuing additional Rights pursuant to the Shareholders Rights Agreement; and

      WHEREAS, upon the occurrence of an event triggering the right of holders of Rights to exchange their rights for Series A Preferred Stock, the Corporation would need more than the 30,000 shares of Series A Preferred Stock designated under the Certificate of Designations filed in Florida; and

      WHEREAS, pursuant to Article IV of the Certificate of Incorporation, the Corporation is authorized to issue up to 250,000 shares of Preferred Stock, to be issued from time to time in one or more series;

      NOW, THEREFORE, LET IT BE RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby authorizes the Corporation to file with the Secretary of the State of Delaware a Certificate of Designation which states the designation and number of shares, and fixes the relative rights, preferences, and limitations of the Series A Preferred Stock in substantially the same form as the Certificate of Designations filed with the Secretary of the State of Florida on April 6, 1987, except that a total of 50,000 shares of Preferred Stock shall be designated as Series A Preferred Stock, and whose other terms shall be as follows:

             Series A Junior Participating Preferred Stock:

                       I.  Designation and Amount

      The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 50,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock. Fractions of the Series A Preferred Stock may be issued, but only in integral multiples of one one-thousandth of a share.


                    II.  Dividends and Distributions

           (A) Subject to the rights of the holders of any share of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $100 or (b) subject to the provision for adjustment hereinafter set forth, 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

           (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph A of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $100 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

           (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.


                           III.  Voting Rights

      The holders of shares of Series A Preferred Stock shall have the following voting rights:

           (A) Subject to the provisions for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1000 votes (and each one one-thousandth of a share of Series A Preferred Stock shall entitle the holder thereof to one vote) on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

           (B)   Except as otherwise provided herein, in any other
      Certificate of Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

           (C) Except as set forth herein, holders of shares of Series A Preferred Stock shall have no voting rights.


                        IV.  Certain Restrictions

           (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in
      Section II are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

              (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

             (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

            (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

             (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

           (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section IV purchase or otherwise acquire such shares at such time and in such manner.


                          V.  Reacquired Shares

      Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Restated Certificate of Incorporation, in any other Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

               VI.  Liquidation, Dissolution or Winding Up

      Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.
In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series
A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.


                    VII.  Consolidation, Merger, etc.

      In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.


                            VIII.  Redemption

      The shares of Series A Preferred Stock shall not be redeemable.


                                IX.  Rank

      The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Stock.


                              X.  Amendment

      The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of Series A Preferred Stock, voting together as a single series.

      IN WITNESS WHEREOF, this Certificate is executed on behalf of the Corporation by its Chief Executive Officer and attested by its Secretary this 1st day of October 1992.


                                  /s/ Samuel E. Beall, III
                                  Samuel E. Beall, III,
                                  Chief Executive Officer


Attest:


/s/ Pfilip G. Hunt
Pfilip G. Hunt
Secretary



STATE OF ALABAMA )
                 )    ss.
COUNTY OF MOBILE )


      The foregoing instrument was acknowledged before me this 1st day of October, 1992 by Samuel E. Beall, III, Chief Executive Officer of Morrison Restaurants, Inc., on behalf of the Corporation.


                                  /s/ Dione D. McGrew
                                  Notary Public

                                  MY COMMISSION EXPIRES DEC. 7, 1992.



[SEAL]




                       CERTIFICATE OF AMENDMENT OF
                     CERTIFICATE OF INCORPORATION OF
                          MORRISON INCORPORATED


      It is hereby certified that:

      1. The name of the corporation (hereinafter called the "Corporation") is Morrison Incorporated.

      2. The certificate of incorporation of the Corporation is hereby amended by striking out Article I. thereof; and by substituting in lieu of said Article the following new Article:

           "The name of the Corporation is Morrison Restaurants
           Inc."

      3. The amendment of the certificate of incorporation herein certified has been duly approved and adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware by the unanimous action of the Board of Directors of the Corporation, and by a majority vote of the stockholders of the Corporation at the Annual Meeting of Stockholders held on September 30, 1992.

      Signed and attested to on this 30th day of September, 1992.


                                  /s/ Samuel E. Beall, III
                                  Samuel E. Beall, III, President
Attest:

                                  /s/ Pfilip G. Hunt
                                  Pfilip G. Hunt, Senior Vice President,
                                  General Counsel and Secretary

STATE OF ALABAMA )
COUNTY OF MOBILE )

      BE IT REMEMBERED that, on September 30, 1992, before me, a Notary Public duly authorized by law to take acknowledgement of deeds, personally came Samuel E. Beall, III, President of Morrison Incorporated, who duly signed the foregoing instrument before me and acknowledged that such signing is his act and deed, that such instrument as executed is the act and deed of said corporation, and that the facts stated therein are true.

                                  GIVEN under my hand on September 30, 1992

                                  /s/ Dione D. McGrew
                                                          Notary Public
[SEAL]                            MY COMMISSION EXPIRES DEC. 7, 1992


                          CERTIFICATE OF MERGER

                                   OF

                      D-M PREMIER MANAGEMENT, INC.
                        (a Colorado Corporation)

                                   AND

                   DOBBS FOOD SERVICE MANAGEMENT, INC.
                        (a Delaware Corporation)

                                  INTO

                          MORRISON INCORPORATED
                        (a Delaware Corporation)

      It is hereby certified that:

      1. The constituent business corporations participating in the merger herein certified are:

           (i) D-M Premier Management, Inc., which is incorporated under the laws of the State of Colorado; and

           (ii) Dobbs Food Service Management, Inc., which is incorporated under the laws of the State of Delaware; and

           (iii) Morrison Incorporated, which is incorporated under the laws of the State of Delaware.

      2. An Agreement of Merger has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware, to wit, by D-M Premier Management, Inc. in accordance with the laws of the State of its incorporation and by Dobbs Food Service Management, Inc. and Morrison Incorporated, in the same manner as is provided in Section 251 of the General Corporation Law of the State of Delaware.

      3. The name of the surviving corporation in the merger herein certified is Morrison Incorporated, which will continue its existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

      4. The Certificate of Incorporation of Morrison Incorporated, as now in force and effect, shall continue to be the Certificate of Incorporation of said surviving corporation until amended and changed pursuant to the provisions of the General Corporation Law of the State of Delaware.

      5. The executed Agreement of Merger between the aforesaid constituent corporations is on file at the principle place of business of the aforesaid surviving corporation, the address of which is as follows:

                            4721 Morrison Drive
                            Mobile, Alabama 36609

      6. A copy of the aforesaid Agreement of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

      7. The authorized capital stock of D-M Premier Management, Inc. consists of 100,000 shares.

      8. The Agreement of Merger between the aforesaid constituent corporations provides that the merger herein certified shall be effective on June 3, 1989 insofar as the General Corporation Law of the State of Delaware shall govern said effective date.


Date:  April 14, 1989                   D-M Premier Management, Inc.


                                  By:   /s/ J. L. Lambert
                                        J. L. Lambert
                                        Senior Vice-President
Attest:


/s/ Pfilip G. Hunt
Pfilip G. Hunt
Secretary


Dated: April 14, 1989                   Dobbs Food Service Management, Inc.


                                  By:   /s/ J. L. Lambert
                                        J. L. Lambert
                                        Senior Vice-President

Attest:

/s/ Pfilip G. Hunt
Pfilip G. Hunt
Secretary


Dated: April 14, 1989             Morrison Incorporated


                                  By:   /s/ J. L. Lambert
                                        J. L. Lambert
                                        Senior Vice-President

Attest:

/s/ Pfilip G. Hunt
Pfilip G. Hunt
Secretary






                   CERTIFICATE OF OWNERSHIP AND MERGER

                                   OF

                          MORRISON INCORPORATED
                         (a Florida corporation)

                                  into

                      RTMC ACQUISITION INCORPORATED
                        (a Delaware corporation)

      It is hereby certified that:

      1. Morrison Incorporated (hereinafter called the "corporation") is a corporation of the State of Florida, the laws of which permit a merger of a corporation of that jurisdiction with a corporation of another jurisdiction.

      2. The corporation, as the owner of all of the outstanding shares of the stock of RTMC Acquisition Incorporated, hereby merges itself into RTMC Acquisition Incorporated, a corporation of the State of Delaware.

      3. Attached hereto as Exhibit A is a copy of the resolutions adopted on the 29th day of June, 1987, by the Board of Directors of the corporation to merge the corporation into RTMC Acquisition Incorporated.

      4. Attached hereto as Exhibit B is a copy of the Agreement and Plan of Merger made as of August 26th, 1987, executed on behalf of both the corporation and RTMC Acquisition Incorporated, to merge the corporation into RTMC Acquisition Incorporated and, effective the date of the merger, to change the name of RTMC Acquisition Incorporated to "Morrison Incorporated," which name has been duly reserved.

      5. The proposed merger herein certified has been approved by at least a majority of the outstanding stock entitled to vote of the corporation at a meeting thereof, duly called and held after at least 20 days' notice of the time, place, and purpose of the meeting mailed to each such stockholder at his address as it appears on the record of the corporation.

      6. The proposed merger has been adopted, approved, certified, executed and acknowledged by the parent corporation in accordance with the Florida General Corporation Act.

      Signed and attested to on September 28, 1987.


                                  By:   /s/ E. Eugene Bishop
                                        E. Eugene Bishop
                                        Chairman of the Board of
                                        MORRISON INCORPORATED

Attest:

By:   /s/ Pfilip G. Hunt
      Pfilip G. Hunt
      Secretary of
      MORRISON INCORPORATED






                                 EXHIBIT A

WHEREAS, pursuant to the Florida General Corporation Act and the Delaware General Corporation Law, the Plan of Merger must be approved by the holders of a majority of the outstanding shares of common stock of the Corporation;

NOW, THEREFORE, BE IT RESOLVED, that, after the organization of the Subsidiary and the execution and delivery of the Plan of Merger as contemplated hereby, the Corporation, as the sole shareholder of the Subsidiary, approve and adopt the Plan of Merger; and the Chairman of the Board, the President or any Vice President of the Corporation be, and each hereby is, authorized and directed to execute a Consent Action on behalf of the Corporation, as sole shareholder of the Subsidiary, approving and adopting such Plan of Merger; and

BE IT FURTHER RESOLVED, that the Plan of Merger be submitted to a vote of the shareholders of the Corporation for approval and adoption thereof at the Annual Meeting of Shareholders to be held on September 28, 1987; and

BE IF FURTHER RESOLVED, that the Board of Directors of the Corporation does recommend to the shareholders of the Corporation that they approve and adopt the Plan of Merger.

                                EXHIBIT B

                     AGREEMENT AND PLAN OF MERGER OF
                          MORRISON INCORPORATED
                              WITH AND INTO
                      RTMC ACQUISITION INCORPORATED

      This AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of this 26th day of August, 1987 by and between Morrison Incorporated, a Florida corporation ("Morrison-Florida"), and RTMC Acquisition Incorporated, a Delaware corporation ("Morrison-Delaware") and wholly-owned subsidiary of Morrison-Florida (Morrison-Florida and Morrison-Delaware hereinafter sometimes collectively referred to as the "Constituent Corporations");

                          W I T N E S S E T H:

      WHEREAS, Morrison-Florida has authorized capitalization consisting of:
(i) 30,000,000 shares of common stock, $2.00 par value ("Morrison-Florida Common Stock"); and (ii) 100,000 shares of preferred stock, no par value ("Morrison-Florida Preferred Stock"); and

      WHEREAS, Morrison-Delaware has authorized capitalization consisting of:
(i) 50,000,000 shares of common stock, $.01 par value ("Morrison-Delaware Common Stock"); and (ii) 250,000 shares of preferred stock, $.01 par value ("Morrison-Delaware Preferred Stock"); and

      WHEREAS, the Board of Directors of each of the Constituent Corporations has determined that it is advisable and for the benefit of each of the Constituent Corporations and its shareholders that Morrison-Florida be merged with and into Morrison-Delaware on the terms and conditions hereinafter set forth; and

      WHEREAS, the Board of Directors of each of the Constituent Corporations has approved this Agreement and the merger contemplated hereby and has directed that this Agreement be submitted to a vote of its respective shareholders;

      NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements, promises and covenants contained herein, and in accordance with the applicable provisions of the Florida General Corporation Act and Delaware General Corporation Law, the parties hereto hereby agree as follows:

      SECTION 1.  Merger

      1.1 On the Effective Date (as hereinafter defined), Morrison-Florida shall be merged with and into Morrison-Delaware and Morrison-Delaware shall survive the merger (the "Merger"); the Merger shall in all respects have the effect provided for in the Florida General Corporation Act, the Delaware General Corporation Law and in this Agreement.

      1.2 Morrison-Delaware, the corporation surviving the Merger (hereinafter sometimes referred to as the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Delaware.

      1.3 Without limiting the foregoing, on and after the Effective Date, the separate existence of Morrison-Florida shall cease, and, in accordance with the terms of this Agreement the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public or private nature, of each of the Constituent Corporations; and all debts due on whatever account, including subscriptions to shares, and all other choses in action and all and every other interest of or belonging to or due to either of the Constituent Corporations shall be taken and deemed to be transferred to and invested in the Surviving Corporation without further act or deed; and all property; rights and privileges, powers and franchises and all and every other interest shall thereafter effectively be the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate whether by deed or otherwise, vested in either of said Constituent Corporations, shall not revert or be in any way impaired by reason of this Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the Constituent Corporations. Any claim existing or action or proceeding pending by or against either of said Constituent Corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon property of either of the Constituent Corporations shall be impaired by the Merger.

      1.4 Prior to and from and after the Effective Date, the Constituent Corporations shall have all such actions as shall be necessary or appropriate in order to effectuate the Merger. If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other actions are necessary, appropriate or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of Morrison-Florida, the last acting officers of Morrison-Florida, or the corresponding officers of the Surviving Corporation, shall and will execute and make all such proper assignments and assurances and take all action necessary and proper to vest title in such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement.

      Section 2.  Terms of Transaction

      2.1  Upon the Effective Date:

           (a) Each share of Morrison-Florida Common Stock issued and outstanding immediately prior to the Effective Date shall by virtue of the Merger and without any action on the part of the holder thereof, thereupon be converted into one share of Morrison-Delaware Common Stock, the shares of Morrison-Delaware Common Stock required for such purpose being drawn from authorized but unissued shares of Morrison-Delaware.

           (b) Each share of Morrison-Delaware Common Stock outstanding and owned of record by Morrison-Florida immediately prior to the Effective Date shall be cancelled and retired and returned to the status of authorized but unissued capital stock of the Surviving Corporation and all certificates representing such shares shall be cancelled and no cash or securities or other property shall be issued in respect thereof.

           (c) Each share of Morrison-Florida Common Stock held in the treasury of Morrison-Florida immediately prior to the Effective Date shall be cancelled and retired and all certificates representing such shares shall be cancelled.

           (d) Each option to purchase Morrison-Florida Common Stock granted under the Long Term Incentive Stock Option Plan and the 1987 Stock Bonus and Nonqualified Stock Option Plan (together, the "Stock Option Plans") and any other options to purchase Morrison-Florida Common Stock outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, thereupon be converted into and become an option to purchase the same number of shares of Morrison-Delaware Common Stock at the same option price per share and upon the same terms and subject to the same conditions as set forth in the Stock Option Plans or other stock option agreement, as the case may be, as in effect on the Effective Date. The same number of shares of Morrison-Delaware Common Stock shall be reserved for the purposes of issuance upon the exercise of options granted pursuant to each of the Stock Option Plans or other stock option agreement as is equal to the number of shares of Morrison-Florida Common Stock so reserved as of the Effective Date.

           (e) Each right (a "Right") governed by that certain Rights Agreement between Morrison-Florida and AmSouth Bank, National Association, dated March 30, 1987 (the "Shareholder Rights Plan"), to purchase shares of Preferred Stock from Morrison-Florida and to sell shares of Common Stock to Morrison-Florida, under certain circumstances and pursuant to the Shareholder Rights Plan, shall, by virtue of the Merger and without further action on the part of the holder thereof or any other person, be converted into and exchanged for a Right to purchase shares of Morrison-Delaware Preferred Stock from Morrison-Delaware and to sell shares of Morrison-Delaware Common Stock to Morrison-Delaware or other parties, at the same price per share, and pursuant to, and subject to the conditions set forth in, the Shareholder Rights Plan in effect as of the Effective Date. The same number of shares of Morrison-Delaware Preferred Stock shall be designated as "Series A Junior Participating Preferred Stock" and reserved for issuance upon the exercise of the Rights pursuant to the Shareholder Rights Plan as is equal to the number of shares of Morrison-Florida Preferred Stock so designated and reserved as of the Effective Date.

      2.2 Upon the Effective Date, the obligations of Morrison-Florida under or with respect to any plan, trust, program and benefit then in effect or administered by Morrison-Florida (collectively, "Employee Benefit Plans"), shall become the lawful obligations of the Surviving Corporation and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. The Surviving Corporation hereby expressly adopts and assumes, as of the Effective Date, all obligations of Morrison-Florida under and with respect to each of the Stock Options Plans and the Employee Benefit Plans.

      2.3 After the Effective Date, each outstanding certificate representing shares of Morrison-Florida Common Stock immediately prior to the Effective Date shall be deemed for all purposes to evidence ownership of and to represent the same number of shares of Morrison-Delaware Common Stock into which the shares of Morrison-Florida Common Stock formerly represented by such certificate shall have been converted as herein provided. After the Effective Date, whenever certificates which formerly represented shares of Morrison-Florida Common Stock are presented for exchange or registration of transfer, the Surviving Corporation will cause to be issued in respect thereof certificates representing an equal number of shares of Morrison-Delaware Common Stock.

      Section 3.  Directors and Officers

      On the Effective Date the persons who are directors and offices of Morrison-Delaware shall resign and the persons who are directors and officers of Morrison-Florida immediately prior to the Effective Date shall become the directors and officers of the Surviving Corporation and shall continue to hold office as provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation until their successors are elected and qualified or their earlier resignation, removal or death.

      Section 4.  Charter and Bylaws

      4.1 From and after the Effective Date, the Certificate of Incorporation of Morrison-Delaware as in effect immediately prior to the Effective Date shall be the Certificate of Incorporation of the Surviving Corporation and shall continue in effect until the same shall be altered, amended or repealed as therein provided or as provided by law, except that Article I of such Certificate of Incorporation shall be amended upon the Effective Date to read in its entirety as follows:

      "The name of the corporation is 'Morrison Incorporated' (hereinafter the 'Corporation')."

      4.2 From and after the Effective Date, the Bylaws of Morrison-Delaware as in effect immediately prior to the Effective Date shall be the Bylaws of the Surviving Corporation and shall continue in effect until the same shall be altered or repealed as therein provided or as provided by law.

      Section 5.  Shareholder Approval;  Effectiveness of Merger

      This Agreement shall be submitted for approval to the shareholders of Morrison-Florida as provided by the Florida Business Corporation Act and to the sole shareholder of Morrison-Delaware as provided by the Delaware General Corporation Law. If this Agreement is duly authorized and adopted by the requisite vote or written consent of such shareholders and is not terminated and abandoned pursuant to the provisions of Section 6 hereof, this Agreement shall be executed and this Agreement, or Articles of Merger incorporating the terms of this Agreement, shall be filed and recorded in accordance with the laws of the State of Florida and the State of Delaware, as appropriate, as soon as practicable after the last approval by such shareholders or sole shareholder. The Merger shall become effective as of the close of business on the later of the date on which this Agreement, or Articles of Merger incorporating the terms of this Agreement, are (i) filed with the Secretary of State of Florida or (ii) filed with the Secretary of State of Delaware (said date is herein referred to as the "Effective Date").

      Section 6.  Termination.

      At any time prior to the filing and recordation of this Agreement, or Articles of Merger incorporating the terms of this Agreement, with either the Secretary of State of Florida or the Secretary of State of Delaware, the Board of Directors of Morrison-Florida or the Board of Directors or Morrison-Delaware may terminate and abandon this Agreement notwithstanding earlier approval by each such Board or favorable action on the Merger by the shareholders of Morrison-Florida or the sole shareholder of Morrison-Delaware.

      Section 7.  Amendments

      The Board of Directors of the Constituent Corporations, prior to the Effective Date, may jointly amend, modify and supplement this Agreement in such manner as they may deem appropriate at any time before or after approval or adoption hereof by the shareholders of Morrison-Florida or the sole shareholder of Morrison-Delaware; provided, however, that after favorable action by the shareholders of Morrison-Florida or the sole shareholder of Morrison-Delaware, no such amendment, modification or supplement shall affect the rights of such shareholders or sole shareholder in a manner which is materially adverse to such shareholders or sole shareholder, as the case may be.

      Section 8. Miscellaneous

      8.1 This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      8.2 With respect to all leases and other agreements, instruments or obligations under which either of the Constituent Corporations is obligated to obtain a consent prior to the Merger herein contemplated or in order to comply with the conditions thereof, or to vest the respective interest therein in the Surviving Corporation, the Constituent Corporations shall each exercise all reasonable efforts to obtain such consent prior to the Effective Date.

      8.3 Except as otherwise provided in this Agreement, nothing contained herein is intended, nor shall be construed, to confer upon or give any person, firm or corporation, other than the Constituent Corporations and their respective shareholders, any rights or remedies under or by reason of this Agreement.

      8.4 This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

      IN WITNESS WHEREOF, each Constituent Corporation has caused this Agreement to be executed on its behalf and its corporate seal to be affixed hereto and the foregoing attested, all by its duly authorized officers, as of the date hereinabove first written.

                                  MORRISON INCORPORATED


                                  By:   /s/ E. E. Bishop
                                        E.E. Bishop
                                        Chairman of the Board and
                                        Chief Executive Officer

ATTEST:

By:/s/ Pfilip G. Hunt
   Pfilip G. Hunt
   Senior Vice President,
   General Counsel and Secretary


   [CORPORATE SEAL]


                                 RTMC ACQUISITION INCORPORATED


                                 By:  /s/ E. E. Bishop
                                      E.E. Bishop
                                      Chairman of the Board and
                                      Chief Executive Officer


ATTEST:

By:/s/ Pfilip G. Hunt
   Pfilip G. Hunt
   Senior Vice President
   General Counsel and Secretary


   [CORPORATE SEAL]




                      CERTIFICATE OF INCORPORATION

                                   OF

                      RTMC ACQUISITION INCORPORATED

      The undersigned, for the purposes of forming a corporation pursuant to Sections 101 and 102 of the General Corporation Law of Delaware, does hereby certify as follows:

                                   I.

                                  NAME

      The name of the corporation is "RTMC Acquisition Incorporated" (hereinafter the "Corporation").

                                   II.

                       REGISTERED OFFICE AND AGENT

      The address of the Corporation's registered office in the State of Delaware is 229 South State Street, City of Dover, County of Kent, 19901. The name of the Corporation's registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                  III.

                                BUSINESS

      The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   IV.

                             CAPITALIZATION

      (a) The total number of shares of capital stock which the Corporation shall have authority to issue is Fifty Million Two Hundred Fifty Thousand (50,250,000), divided into two classes as follows:

           (1) Fifty Million (50,000,000) shares of common stock, $.01 par value per share ("Common Stock"); and

           (2) Two Hundred Fifty Thousand (250,000) shares of preferred stock, $.01 par value per share ("Preferred Stock").

      (b) The preferences, limitations and relative rights of the Common Stock and the Preferred Stock are as follows:

           (1) The holders of Common Stock shall be entitled to one vote for each share on all matters required or permitted to be voted on by stockholders of the Corporation.

           After payment or provision for the payment of dividends on any series of Preferred Stock then outstanding to the extent provided by the Board of Directors of the Corporation in resolutions providing for the issuance thereof, the Board of Directors of the Corporation may declare and pay dividends on the Common Stock as and to the extent permitted by law.

           (2) The Preferred Stock entitles the holders thereof to the rights and preferences set out or determined as provided below.

           Any unissued shares of Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be identical and of equal rank, except with respect to particular variations in the relative rights and preferences as between different series which may be fixed and determined by the Board of Directors of the Corporation as hereinafter provided, and each share of any series of Preferred Stock shall be identical in all respects with the other shares of such series except that, if dividends thereon are cumulative, as to the date from which dividends thereon shall accumulate.

           Different series of Preferred Stock shall not be construed to constitute different classes of stock for the purpose of voting by classes, except to the extent such voting by classes is expressly required by law.

           Before any shares of Preferred Stock of any particular series shall be issued, the Board of Directors of the Corporation shall, by resolution adopted, fix and determine, and is hereby expressly empowered to fix and determine, in the manner provided by law, the following provisions, rights and preferences of shares of any such series:

                 (A) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors of the Corporation in creating such a series) or decreased (but not below the number of shares thereof then issued) from time to time by action of the Board of Directors of the Corporation;

                 (B)   The amount of capital of such series;

                 (C) The annual rate of any dividends which may be payable on shares of such series, whether dividends shall be cumulative, and the conditions upon which and the date when such dividends shall begin to accumulate on all shares of such series issued prior to the record date for the first dividend of such series;

                 (D) Whether the shares of any such series shall be redeemable, and if so, the time or times when, the conditions under which and the price or prices at which shares of such series shall be redeemable and the purchase, retirement or sinking fund provisions, if any, for the purchase or redemption of such shares;

                 (E) The amount payable on shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

                 (F) The rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other series of Preferred Stock and the terms and conditions of such conversion or exchange; and

                 (G) Whether or not the holders of shares of such series have voting rights, and the extent of such voting rights, if any.

           The holders of Preferred Stock are entitled to receive, when and as declared by the Board of Directors of the Corporation, but only from funds legally available for the payment of dividends, cash dividends at the annual rate for each particular series as fixed and determined by the Board of Directors of the Corporation as herein authorized, and no more; such dividends shall be payable before any dividend on Common Stock shall be paid or set apart for payment. Any arrearages in the payment of dividends shall not bear interest.

           In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provisions for payment of the debts and other liabilities of the Corporation, the holders of shares of each series of Preferred Stock shall be entitled to receive in cash, out of the net assets of the Corporation, an amount equal to the amount fixed and determined by the Board of Directors of the Corporation in any resolution providing for the issuance of any particular series of Preferred Stock, plus an amount equal to any dividends payable to such holder which are then unpaid, either under the provisions of the resolution of the Board of Directors of the Corporation providing for the issuance of such series of Preferred Stock or by declaration of the Board of Directors of the Corporation, on each such share up to the date fixed for distribution, and no more, before any distribution shall be made to the holders of Common Stock. Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

                                   V.

                   STOCKHOLDER ACTION WITHOUT MEETING

      Action required to be taken or which may be taken at any Annual Meeting or Special Meeting of Stockholders may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, shall be signed by all the holders of outstanding shares of stock entitled to vote on such action.

                                   VI.

                           CORPORATE EXISTENCE

      The existence of the Corporation shall be perpetual.

                                  VII.

                           BOARD OF DIRECTORS

      (a) The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors comprised as follows:

           (1) The initial number of directors shall be such as may be determined by the incorporator and thereafter the number of directors of the Corporation shall be not less than nine and not more than twelve, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the Board of Directors or by the affirmative vote of the holders of at least 80% of all outstanding shares entitled to be voted in the election of directors, voting together as a single class.

           (2) At the first Special Meeting of Stockholders, the Board of Directors shall be divided into three classes, each consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the first Special Meeting of Stockholders, the first class of directors shall be elected for a year term expiring upon the next following Annual Meeting of Stockholders and upon the election and qualification of their respective successors, the second class of directors shall be elected for a term expiring upon the second next Annual Meeting of Stockholders and upon the election and qualification of their respective successors, and the third class of directors shall be elected for a term expiring upon the third next Annual Meeting of Stockholders and upon the election and qualification of their respective successors. At each succeeding Annual Meeting of Stockholders, successors to the class of directors whose term expires at that Annual Meeting of Stockholders shall be elected for a three-year term. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such a class shall hold office for a term that shall coincide with the remaining term of that class, unless otherwise required by law, but in no case shall a decrease in the number of directors for a class shorten the term of an incumbent director.

           (3) A director shall hold office until the Annual Meeting of Stockholders upon which his term expires and until his successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Directors may be removed only for cause by the vote of at least 80% of the outstanding shares entitled to vote at an election of directors, at a meeting of stockholders called expressly for that purpose.

           (4) Nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors, or by any stockholder entitled to vote generally in the election of directors; provided, however, any stockholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by the United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to any election to be held at the Annual Meeting of Stockholders, 90 days in advance of such meeting, and (ii) with respect to any election to be held at a Special Meeting of Stockholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth:

                 (A) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

                 (B) a representation that the stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

                 (C) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

                 (D) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission, if the nominees where to be nominated by the Board of Directors; and

                 (E) the consent of each nominee to serve as a director of the Corporation if so elected.

      The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

           (5) Any vacancy on the Board of Directors that results from an increase in the number of directors or from prior death, resignation, retirement, disqualification or removal from office of a director shall be filled by a majority of the Board of Directors then in office, though less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy resulting from prior death, resignation, retirement, disqualification or removal from office of a director, shall have the same remaining term as that of his predecessor.

           (6) At any meeting of stockholders with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed, with cause, by the affirmative vote of the holders of 80% of all outstanding shares entitled to be voted at an election of directors.

           (7) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an Annual or Special Meeting of Stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolutions of the Board of Directors creating such class or series, as the case may be, applicable thereto, and such directors so elected shall not be divided into Classes pursuant to this Section (a) of Article VII unless expressly provided by such terms.

      (b) Except as may be prohibited by law, by the Bylaws of the Corporation, or by this Certificate of Incorporation, the Board of Directors shall have the right to make, alter, amend, change, add to, or repeal the Bylaws of the Corporation, and have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors, each of its members, including without limitation, the vote required for any action and the election of officers of the Corporation by the Board of Directors, and that from time to time shall affect the directors' powers to manage the business and affairs of the Corporation; no Bylaw shall be adopted by stockholders that shall impair or impede the implementation of the foregoing.

      (c) The directors of the Corporation shall not be required to be elected by written ballots.

      (d) The Board of Directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in evaluating what is in the best interests of the Corporation and its stockholders, consider not only the consideration being offered by another party, in relation to the then current market price, but also in relation to the then current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors' then estimate of the future value of the Corporation as an independent entity. Furthermore, the Board of Directors is authorized, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, to give due consideration to all relevant factors, including, without limitation, the social, legal, and economic effects on the employees, cash customers, suppliers and management services clients under contract to the Corporation and its subsidiaries, and on the communities in which the Corporation and its subsidiaries operate or are located.

      (e) Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage for separate class vote for certain actions may be permitted by law, by this Certificate of Incorporation or by the Bylaws of the Corporation), the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of capital stock, voting together as a single class, shall be required to make, alter, amend, change, add to or repeal any provision of this Certificate of Incorporation or the Bylaws of the Corporation which is or which is proposed to be inconsistent with this Article VII; provided, however, that this Section
(c) shall not apply to, and such 80% vote shall not be required to alter, amend, change, add to or repeal any provisions of the Bylaws relating to this
Article VII, or Article VII of this Certificate of Incorporation, recommended by not less than 80% of the members of the Board of Directors.

      (f) The invalidity or unenforceability of this Article VII or any portion hereof, or of any action taken pursuant to this Article VII, shall not affect the validity or enforceability of any other provision of this Certificate of Incorporation, any action taken pursuant to such other provision, or any action taken pursuant to this Article VII.

                                  VIII.

                          DIRECTORS' LIABILITY

      To the fullest extent permitted by the General Corporation Law of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                                   IX.

                             INDEMNIFICATION

      Except as prohibited by law, the Corporation may indemnify any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) and may take such steps as may be deemed appropriate by the Board of Directors, including purchasing and maintaining insurance, entering into contracts (including, without limitation, contracts of indemnification between the Corporation and its directors and officers), creating a trust fund, granting security interests or using other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect such indemnification.

                                   X.

                  STOCKHOLDER VOTE FOR CERTAIN MATTERS

      (a) In addition to any affirmative vote required by law, this Certificate of Incorporation, or the Bylaws of the Corporation and except as otherwise expressly provided in Section (b) of this Article X, a Business Combination (as hereinafter defined) shall require the affirmative vote of the holders of not less than 80% of the Voting Stock (as hereinafter defined), voting together as a single class. Such affirmative vote shall be required notwithstanding that no vote may be required or that a lesser percentage or separate class vote may be allowed by law, any agreement with any national securities exchange or the National Association of Securities Dealers, Inc. (the "NASD"), or otherwise.

      (b) The provisions of Section (a) of this Article X shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law, by any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, or by any agreement with any national securities exchange or the NASD, if all of the conditions specified in either of the following Paragraphs (1) or (2) are met:

           (1) The Business Combination shall have been approved by 80% of the Continuing Directors (as hereinafter defined), whether such approval is made prior or subsequent to the acquisition of beneficial ownership of the Voting Stock that caused the Interested Stockholder (as hereinafter defined) to become an Interested Stockholder.

           (2) All of the following price and procedural conditions shall have been met:

                 (A) The aggregate amount of cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination (the "Consummation Date"), of the consideration other than cash to be received per share by the holders of Common Stock pursuant to such Business Combination shall be at least equal to the higher amount determined under the following clauses (i) and (ii):

                       (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any share of Common Stock acquired by it
                 (x) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date"), or (y) the transaction in which the Interested Stockholder became an Interested Stockholder, whichever is higher; plus interest compounded annually from the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date") through the Consummation Date at the rate of interest announced by Barnett Bank in Jacksonville, Florida (or other major bank headquartered in Atlanta, Georgia, selected by a majority of the Continuing Directors) from time to time as its "prime rate," less the aggregate amount of any cash dividends paid and the Fair Market Value of any dividends paid other than in cash, per share of Common Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of Common Stock; or

                       (ii) (if applicable) the Fair Market Value per share
                 of the Common Stock on the Announcement Date or on the Determination Date, whichever is higher.

           (B) The aggregate amount of the cash and the Fair Market Value as of the Consummation Date of the consideration other than cash to be received per share by the holders of shares of any class or series of outstanding Capital Stock (as hereinafter defined), other than Common Stock, in such Business Combination shall be at least equal to the highest amount determined under clauses (i), (ii) and (iii) below (it being intended that the requirements of this Paragraph (2)(B) of this Section (b) shall be required to be met with respect to every such class or series of outstanding Capital Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class or series of Capital Stock):

                       (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any share of such class or series of Capital Stock acquired by it (x) within the two-year period immediately prior to the Announcement Date, or (y) the transaction in which the Interested Stockholder became an Interested Stockholder, whichever is higher; plus interest compounded annually from the Determination Date through the Consummation Date at the rate of interest announced by Barnett Bank in Jacksonville, Florida (or other major bank headquartered in Atlanta, Georgia, selected by a majority of the Continuing Directors) from time to time as its "prime rate," less the aggregate amount of any cash dividends paid and the Fair Market Value of any dividends paid other than in cash, per share of such class of Capital Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of such class of Capital Stock;

                       (ii) (if applicable) the Fair Market Value per share
                 of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher; or

                       (iii)(if applicable) the highest preferential amount
                 per share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, regardless whether the Business Combination to be consummated constitutes such an event.

           (C) The consideration to be received by holders of a particular class or series of outstanding Capital Stock in such Business Combination shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of a class or series of Capital Stock varies as to form, the form of consideration for such class or series of Capital Stock shall either be cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder; provided that if the Interested Stockholder acquired equal portions of such shares by forms of consideration other than cash, the form of consideration to be paid to the holders of a class or series of Capital Stock shall be the form last paid by the Interested Stockholder for previously acquired shares.

           (D) The holders of all outstanding shares of Capital Stock not beneficially owned by the Interested Stockholder prior to the consummation of such Business Combination shall be entitled to receive in such Business Combination cash or other consideration for their shares in compliance with Paragraphs (2)(A), (2)(B) and (2)(C) of this Section (b) (provided, however, that the failure of any such holders who are exercising their statutory rights to dissent from such Business Combination and receive payment of the fair value of their shares to exchange their shares in such Business Combination shall not be deemed to have prevented the condition set forth in this Paragraph (2)(D) of this Section (b) from being satisfied).

           (E)   After the Determination Date and prior to the Consummation
      Date:

                       (i) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock, except as approved by a majority of the Continuing Directors;

                       (ii) there shall have been no reduction in the
                 annual rate of dividends paid on the Capital Stock (other than as necessary to reflect any stock split, stock dividend or subdivision of the Capital Stock), except as approved by a majority of the Continuing Directors;

                       (iii)there shall have been an increase in the annual
                 rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization, or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, except as approved by a majority of the Continuing Directors; and

                       (iv) such Interested Stockholder shall not have
                 become the beneficial owner of any additional shares of Capital Stock except as part of a transaction that results in such Interested Stockholder becoming an Interested Stockholder.

           (F) After the Determination Date, the Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

           (G) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed under the provisions of the Exchange Act).

           The proxy or information statement shall contain on the first page thereof, in a prominent place (or, if required, as near as practicable to the first page thereof and in a prominent place), any statement regarding the advisability (or inadvisability) of the Business Combination that a majority of the Continuing Directors chooses to make, and if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors, concerning the fairness (or unfairness) of the terms of the Business Combination from a financial viewpoint to the holders of the outstanding shares of Capital Stock other than the Interested Stockholder and its Affiliates or Associates (as hereinafter defined), such investment banking firm to be paid a reasonable fee for its services by the Corporation.

      (c) For the purpose of this Article X, the following terms shall have the respective meanings set forth below:

           (1) "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 promulgated under the Exchange Act as in existence on the date this Article X was approved by the stockholders of the Corporation. (The term "registrant" as used in Rule 12b-2 shall mean, in this case, the Corporation.)

           (2) "Associate" shall have the meaning ascribed to it in Rule 12b-2 promulgated under the Exchange Act as in existence on the date this Article X was approved by the stockholders of the Corporation. (The term "registrant" as used in Rule 12b-2 shall mean, in this case, the Corporation.)

           (3) "Beneficial Owner" shall mean a person who, either itself or through any of its Affiliates or Associates,

                 (A)   beneficially owns, directly or indirectly, any Capital
           Stock;

                 (B)   has, directly or indirectly,

                       (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time) any Capital Stock pursuant to any agreement, arrangement or understanding or upon the exercise of any conversion rights, exchange rights, warrants, options or otherwise; or

                       (ii) the right to vote any Capital Stock pursuant to
                 any agreement, arrangement or understanding; or

                 (C) beneficially owns, directly or indirectly, Capital Stock through any other Person with which such Person or Affiliate or Associate of such Person has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock.

                 For the purposes of determining whether a Person is an Interested Stockholder pursuant to Paragraph (8) of this Section
           (c), the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such Persons through application of this Paragraph (3) of this Section
           (c), but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of any conversion rights.

           (4)   "Business Combination" shall mean:

                 (A) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder, or (ii) any Person (whether or not itself an Interested Stockholder) that is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder;

                 (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) with any Interested Stockholder or any Affiliate or Associate of an Interested Stockholder involving any assets or securities of the Corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of an Interested Stockholder, having an aggregate Fair Market Value equal to or in excess of 25% of the total assets of the Corporation as shown on the balance sheet of the Corporation contained in the most recent annual report to stockholders of the Corporation;

                 (C) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder;

                 (D) any reclassification of securities (including any reverse stock splits), recapitalization of the Corporation, merger or consolidation of the Corporation with any of its Subsidiaries, or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, either directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock or any securities convertible into Capital Stock, or into equity securities of any Subsidiary that is beneficially owned by any Interested Stockholder or an Affiliate or Associate of an Interested Stockholder; or

                 (E) any agreement, contract, or other arrangement providing for any one or more of the actions specified in Paragraphs A through D of this Section (c)(4).

           (5) "Capital Stock" shall mean capital stock of the Corporation authorized to be issued from time to time pursuant to Article IV of this Certificate of Incorporation.

           (6)   "Continuing Director" shall mean:

                 (A) any member of the Board of Directors of the Corporation who, while such person is a member of the Board of Directors, is not an Affiliate, Associate or representative of an Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder; and

                 (B) any successor of a Continuing Director who, while such successor is a member of the Board of Directors, is not an Affiliate, Associate or representative of an Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

           (7)   "Fair Market Value" shall mean:

                 (A)   in the case of cash, the amount of such cash;

                 (B) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock listed on any national securities exchange registered under the Exchange Act or, if such stock is not listed on any such exchange, the highest closing sale quotation as reported by the NASD Automated Quotations system ("NASDAQ"), or if there is no closing sale quotation, the average between the highest bid and asked prices with respect to a share of such stock as quoted by NASDAQ for the 30-day period preceding the date in question, or if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined in good faith by a majority of the Continuing Directors;

                 (C) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined in good faith by a majority of the Continuing Directors; and

                 (D) in the event of any Business Combination in which the Corporation is the surviving entity, either or both the shares of Common Stock or the shares of any other class or series of Capital Stock retained by the holders of such shares shall be deemed consideration other than cash received for purposes of Paragraphs
           (2)(A) and (2)(B) of Section (b) and Paragraph (4) of Section (d) of this Article X.

           (8) "Interested Stockholder" shall mean any Person (other than the Corporation, any Subsidiary, or any profit-sharing, employee stock ownership or other employee benefit plan established by the Corporation, by any Subsidiary, or by any trustee of or fiduciary with respect to any such plan when acting in such capacity) who:

                 (A) is the beneficial owner of Voting Stock representing 10% or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock;

                 (B) is an Affiliate or Associate of the Corporation and that at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing 10% or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or

                 (C) is an assignee of or has otherwise succeeded to any shares of Capital Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any other Interested Stockholder if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

           (9) "Person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any Person and any other Person with whom such Person or any Affiliate or Associate of such Person has any agreement, arrangement or understanding, either directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

           (10) "Subsidiary" shall mean any corporation of which a majority of any class of equity securities is beneficially owned by the Corporation; provided, however, for the purposes of the definition of Interested Stockholder as set forth in Paragraph (8) of this Section
      (c), the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Corporation.

           (11) "Voting Stock" shall mean all Capital Stock which by its terms may be voted on the particular matter submitted to stockholders of the Corporation.

      (d) When it appears that a particular person may be an Interested Stockholder and that the provisions of this Article X must be applied or interpreted, then a majority of the total number of those directors of the Corporation who would qualify as Continuing Directors (assuming that such particular person is in fact an Interested Stockholder) shall have the power and the duty to interpret all of the terms and provisions of this Article X, and to determine on the basis of information known to them after reasonable inquiry all facts necessary to ascertain compliance with this Article X, including without limitation:

           (1)   whether a person is an Interested Stockholder;

           (2) the number of shares of Capital Stock or other securities beneficially owned by such person:

           (3)   whether a person is an Affiliate or Associate of another;
      and

           (4) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any subsidiary in any Business Combination has, in the aggregate a Fair Market Value equal to or in excess of 25% of the total assets of the Corporation as shown on the balance sheet of the Corporation contained in the most recent annual report to stockholders of the Corporation. Any such determination shall be made in good faith and shall be binding and conclusive on all parties.

      (e) Nothing contained in this Article X shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

      (f) Whether or not any Business Combination complies with the provisions of Section (b) of this Article X shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors or on any member thereof to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to its or his evaluations of, or actions and responses taken toward, such Business Combination.

      (g) Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding that a lesser percentage or separate class vote may be permitted by law, this Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of not less than 80% of the vote entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class, shall be required to make, alter, amend, change, add to or repeal any provisions inconsistent with this Article X; provided, however, that this Section (g) shall not apply to, and such 80% vote shall not be required to alter, amend, change, add to or repeal any provisions of the Bylaws relating to this Article X, or this Article X of the Certificate of Incorporation, recommended by not less than 80% of the members of the Board of Directors.









                                   XI.

                              INCORPORATOR

      The name and mailing address of the incorporator is:

           Name                              Mailing Address

      Pfilip G. Hunt                         Post Office Box 160266
                                             Mobile, Alabama  36625



      IN WITNESS WHEREOF, the undersigned, being the sole incorporated hereinabove named, hereby further certifies that the facts herein stated are true and, accordingly, has signed this Certificate of Incorporation this 12th day of August, 1987.



                           /s/ Pfilip G. Hunt
                             Pfilip G. Hunt